Exhibit 99.1

Rockwell Collins Chief Financial Officer announces retirement; successor named

CEDAR RAPIDS, Iowa (November 3, 2004) - Rockwell Collins today announced the appointment of Patrick E. Allen as the company's Senior Vice President and Chief Financial Officer, effective January 1, 2005. Allen will succeed Larry Erickson who announced his retirement, effective December 31, 2004.

"Larry's 30 years of dedicated service have served this company extremely well," said Rockwell Collins Chairman, President and CEO Clay Jones. "His expertise contributed greatly to the successful spin-off of Rockwell Collins as an independent company and he has played a major role in building value for our shareowners over the past three years. We wish Larry the best as he moves into this new phase of his life."

Allen will assume responsibility for all Rockwell Collins financial and business systems, including treasury, audit, tax and central support to the company's business units and functional teams. In this new role, he will also become a corporate officer.

"Our robust Management Resource Planning process allows us to develop capable leaders within our company and provide a smooth transition from one leader to the next," added Jones. "Patrick's strong corporate financial background and understanding of our business model make him an outstanding addition to our leadership team."

Allen joined Rockwell Collins in 2001 as Vice President of Corporate Finance and Treasurer, and most recently worked as Vice President and Controller of Rockwell Collins' Commercial Systems business. Prior to joining Rockwell Collins, Allen held key corporate financial roles at Rockwell International, including Vice President of Financial Planning and Analysis, and Vice President and Treasurer.

Rockwell Collins (NYSE: COL) is a leader in the design, production and support of communications and aviation electronics solutions for government and commercial customers worldwide. Additional information is available at www.rockwellcollins.com.

Media Contact:

Nancy Welsh

319.295.2123

nkwelsh@rockwellcollins.com

Investor Contact:

Dan Crookshank

319.295.7575

investorrelations@rockwellcollins.com